Exhibit 10.93

EPICOR SOFTWARE CORPORATION

AMENDED MANAGEMENT RETENTION AGREEMENT

This Amended Management Retention Agreement (the “Amended Agreement”) is made and entered into effective as of March 1, 2007 (the “Effective Date”), by and between L. George Klaus (the “Executive”) and Epicor Software Corporation (the “Company”). Certain capitalized terms used in this Amended Agreement are defined herein.

RECITALS

WHEREAS, Executive previously entered into a Management Retention Agreement with the Company effective May 26, 2006 (the “Agreement”);

WHEREAS, Executive agrees to enter into this Amended Agreement which will amend and replace the Agreement in its entirety; and

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, Company and the Executive agree as follows:

1. Definitions. The following terms referred to in this Amended Agreement shall have the following meanings:

(a) “Cause” means (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of Executive; (ii) Executive’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a willful act by Executive which constitutes gross misconduct and is materially injurious to the Company; or (iv) continued willful violations by Executive of Executive’s obligations to the Company after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed his duties and after Executive has been given at least 10 business days in which to cure the circumstances identified in such written demand .

(b) “Change of Control” means the occurrence of any of the following (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert, (ii) any transaction or series of transactions that results in, or that is in connection with, any person, entity or group acting in concert (other than existing affiliates of the Company), acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of voting equity stock of the Company as shall exceed fifty percent (50%) of such aggregate voting power, (iii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated; or (iv) any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger; or (v) a liquidation of the Company.

(c) “Disability” means Executive’s inability due to any physical or mental condition to perform a substantial portion of his employment duties to the Company for twenty-four (24) or more consecutive weeks.

(d) “Involuntary Termination” means, without Executive’s express written consent, (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s CEO duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties and responsibilities, unless Executive is provided with comparable duties, position and responsibilities; (ii) a reduction by the Company of Executive’s CEO base salary as in effect immediately prior to such reduction unless such reduction is made pursuant to and proportionately with any Company policy applicable to similarly-situated Company executives; (iii) the relocation of Executive to a facility or a location more than one hundred (100) miles from his current location; (iv) any purported termination of Executive’s CEO title by the Company which is not effected for Cause or for which the grounds relied upon are not valid; (v) Executive’s death or Disability; or (vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 14 below.

(e) “Retirement” means Executive’s termination of his employment as CEO with the Company at the end of the Employment Term, or voluntarily by Executive prior to the end of the Employment Term provided that such earlier Retirement as CEO is with the approval and consent of the Company’s Board and does not arise for Cause.

(f) “Approved Retirement” means Executive’s Retirement from the CEO position with the Company where Executive at the time of such Retirement has substantially completed a successful CEO succession plan acceptable to the Company’s Board of Directors, which the Board of Directors will confirm to him by the effective date of such Retirement.

2. Term of Agreement. Executive hereby accepts further employment with the Company for a period beginning on the Effective Date and ending on January 15, 2009 (“Employment Term”) on the terms and conditions set forth herein. The parties’ obligations under sections 7, 8, 9, 10 and 11 of this Agreement continue in certain respects after Retirement, including Approved Retirement, or Involuntary Termination without Cause.

3. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

4. Base Salary. During the Employment Term, the Company will pay Executive a salary at an annualized rate of $736,403 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. The Base Salary will not be increased during the Employment Term without the prior written approval of the Company’s Board of Directors.

5. Annual Incentive. Executive will continue to be eligible to receive annual cash bonus payments under the Company’s cash bonus plan for key employees as in effect on the Effective Date. The bonus will be paid on a fiscal year basis based on a performance plan agreed to between the Executive and the Board of Directors of the Company.

6. Restricted Stock Grant. Pursuant to the terms of the Agreement, Executive has been granted a right to purchase (at par value per share) a total of two hundred thousand (200,000) shares of restricted Company common stock for the 2007 fiscal year (the “Restricted Stock Grant”). The Restricted Stock Grant provides that the restrictions on the stock shall lift based on achievement of applicable performance goals during 2007 determined in accordance with the terms of the performance-based Restricted Stock Purchase Right Program (the “Program”) approved by the Company’s Compensation Committee, subject to the Executive’s continued service to the Company through 2007. The Restricted Stock Grant is subject to the terms, definitions and provisions of the Company’s applicable stock incentive plan, as may be amended from time to time (the “Plan”) and the restricted stock agreement by and between Executive and the Company (the “Restricted Stock Agreement”), both of which documents are incorporated herein by reference.

7. Severance Benefits Upon Involuntary Termination.

Section 7(i) below governs severance benefits to be received by Executive upon the occurrence of an Involuntary Termination at any time during the term of this Amended Agreement which Involuntary Termination does not occur within twelve months following a Change of Control. Section 7(ii) below governs severance benefits to be received by Executive upon the occurrence of an Involuntary Termination at any time during the term of this Amended Agreement which Involuntary Termination does occur within twelve months following a Change of Control.

(i) Upon the occurrence of an Involuntary Termination at any time during the term of this Amended Agreement which Involuntary Termination does not occur within twelve months following a Change of Control, Executive shall be entitled to only the following benefits:

(a) An amount equal to twelve (12) months of Executive’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies;

(b) An amount equal to 100% of the Executive’s target annual bonus as calculated from the Executive’s bonus plan in effect at the time of the Executive’s Involuntary Termination; and

(c)(1) Subject to the terms herein, the Executive, Executive’s spouse and Executive’s dependents who are participating in Company group medical or dental plans on the date of Executive’s termination of service, and each of them, (hereinafter collectively the “Covered Persons”) shall be entitled to receive for the Coverage Period (as defined below) continued participation in such Company plans, as they may be modified by the Company from time to time; provided, however, that if the Company (A) in its sole reasonable discretion determines that it cannot reasonably provide such continued participation, including, without limitation, at a commercially reasonable rate, or (B) amends its existing medical and dental plans in a manner that such plans would no longer provide the Covered Persons with Comparable (as defined below) medical and dental coverage, then the Company may in its discretion in the event of (A) and shall in the event of (B) instead provide to the Covered Persons separate but Comparable medical and dental coverage as to what the Covered Persons were receiving on the date of Executive’s termination of Service. “Comparable” as used herein in connection with medical and dental coverage means comparable both objectively, as in quality and extent of care, coverage, co-pays, etc., and subjectively, such as choice of physicians, accessibility to specialists and to particular medical facilities, etc. Such continuing coverage under this Section 7(i)(c)(1) shall be provided to the Covered Persons at no additional cost to Executive (or Covered Person’s, as applicable) other than the costs Executive would have incurred from year to year, were he an employee, for the following respective “Coverage Periods”: in the case of Executive, for the remainder of his lifetime; in the case of Executive’s spouse, for the remainder of her lifetime or, if earlier, until Executive and Executive’s Spouse divorce; and in the case of any children who are Covered Persons until the time such persons reach (a) eighteen (18) years of age if they do not continue thereafter as full-time students; or (b) twenty-five (25) years of age if they do remain fulltime students after attaining eighteen (18) years of age.

(2) The Company’s obligations under section 7(i)(c)(1) to provide medical and dental health coverage to the Covered Persons, or any of them, shall be secondary to and, as applicable, limited to supplementing as necessary, any other group or individual medical or dental plan which is or may become reasonably available to any of the Covered Persons during the Coverage Period (‘Separate Coverage”). Company and Executive shall cooperate in identifying and procuring any such available Separate Coverage and Covered Persons shall notify Company when any such Separate Coverage for any of the Covered Persons is available and/or begins or ends. Any such Separate Coverage available to Covered Persons during the Coverage Period shall be paid for by Company to the extent that the cost of such Separate Coverage exceeds the cost that Executive (or Executive’s spouse or dependents, as applicable) would have been required to pay Company from year to year, were Executive an employee, during the Coverage Period. For purposes of clarification and by way of example only, if at the time of Executive’s time of termination of service, Executive or Executive’s spouse are eligible to receive Medicare medical coverage, the Company’s obligation to Executive or his spouse hereunder would be to supplement such available Medicare coverage as and if necessary in order to provide Executive and his spouse with Comparable medical and dental coverage as to that being received on the date of Executive’s termination of service. Similarly, if Executive’s spouse is employed by an entity which makes Separate Coverage available to Covered Persons, or any of them, the Company’s obligation to such Covered Persons would be to supplement, if needed, any such Separate Coverage to in order to provide such Covered Persons with Comparable medical and dental coverage as to what they were receiving on the date of Executive’s termination of service.

(d) Company shall grant to and otherwise take any steps necessary to fully transfer to Executive any and all rights, title, interest and claim that the Company may have in the Executive’s Golf Course membership (the “Membership”) at Big Canyon Country Club in Newport Beach California, or any right in the proceeds from the sale of such Membership, which the Company acquired for Executive as part of his initial Offer Letter dated February 7, 1996 and pursuant to which the Executive joined the Company as President and CEO in 1996 (the “Offer Letter”). To the extent that the Company determines that the value of the Membership is taxable income to Executive, he will not be entitled to be fully grossed up (in the same manner as the gross up provided for in Sections 12 and 14 below) for any taxes that he is required to pay with respect to the transfer of the Membership or right to sale proceeds to Executive.

(ii) Upon the occurrence of an Involuntary Termination at any time during the term of this Amended Agreement and which Involuntary Termination occurs within twelve (12) months following a Change of Control, Executive shall be entitled to only the following benefits:

(a) An amount equal to eighteen (18) months of Executive’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies;

(b) An amount equal to 150% of the Executive’s target annual bonus as calculated from the Executive’s bonus plan in effect at the time of the Executive’s Involuntary Termination; and

(c)(1) Subject to the terms herein, the Covered Persons shall be entitled to receive for the Coverage Periods (as defined in Section 7(i)(c)) continued participation in such Company plans, as they may be modified by the Company from time to time; provided, however, that if the Company (A) in its sole reasonable discretion determines that it cannot reasonably provide such coverage, including without limitation, at a commercially reasonable rate, or (B) amends its existing medical and dental plans in a manner that such plans would no longer provide the Covered Persons with Comparable (as defined below) medical and dental coverage, then the Company may in its discretion in the event of (A) and shall in the event of (B) instead provide to the Covered Persons separate but Comparable medical and dental coverage as to what the Covered Persons were receiving on the date of Executive’s termination of service. “Comparable” as used herein in connection with medical and dental coverage means comparable both objectively, as in quality and extent of care, coverage, co-pays, etc., and subjectively, such as choice of physicians, accessibility to specialists and to particular medical facilities, etc. Such continuing coverage under this Section 7(ii)(c)(1) shall be provided to the Covered Persons at no additional cost to Executive (or Covered Person’s, as applicable) other than costs Executive would have incurred from year to year, were he an employee.

(1) The Company’s obligations under section 7(ii)(c)(1) to provide medical and dental health coverage to the Covered Persons, or any of them, shall be secondary to and, as applicable, limited to supplementing as necessary, any Separate Coverage available to any of the

Covered Persons during the Coverage Period. Company and Executive shall cooperate in identifying and procuring any such available Separate Coverage and Covered Persons shall notify Company when any such Separate Coverage for any of the Covered Persons is available and/or begins or ends. Any such Separate Coverage available to Covered Persons during the Coverage Period shall be paid for by Company to the extent that the cost of such Separate Coverage exceeds the cost that Executive (or Executive’s spouse or dependents, as applicable) would have been required to pay Company from year to year, were Executive an employee, during the Coverage Period. For purposes of clarification and by way of example only, if at the time of Executive’s time of termination of service, Executive or Executive’s spouse are eligible to receive Medicare medical coverage, the Company’s obligation to Executive or his spouse hereunder would be to supplement such available Medicare coverage as and if necessary in order to provide Executive and his spouse with Comparable medical and dental coverage as to that being received on the date of Executive’s termination of service. Similarly, if Executive’s spouse is employed by an entity which makes Separate Coverage available to Covered Persons, or any of them, the Company’s obligation to such Covered Persons would be to supplement, if needed, any such Separate Coverage to in order to provide such Covered Persons with Comparable medical and dental coverage as to what they were receiving on the date of Executive’s termination of service.

(d) Company shall grant to and otherwise take any steps necessary to fully transfer to Executive any and all rights, title, interest and claim that the Company may have in the Membership or in the proceeds from the sale of such Membership. To the extent that the Company determines that the value of the Membership is taxable income to Executive, he will not be entitled to be fully grossed up (in the same manner as the gross up provided for in Section 11 below) for any taxes that he is required to pay with respect to the transfer of the Membership to Executive.

8. Severance Benefits upon Retirement.

In the event Executive’s employment as CEO with the Company terminates at any time, by reason of Retirement, including an Approved Retirement, then the Executive shall be entitled to receive the severance benefits described under sections 7(i)(c) and 7(i)(d) herein.

9. Other Termination.

(a) If the Executive’s employment as CEO with the Company terminates prior to December 31, 2007 for any reason other than as a result of an Involuntary Termination or an Approved Retirement, then subject to the requirements of applicable law and Section 10 below, the Executive shall not be entitled to receive severance or other benefits hereunder, but Executive may still be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

(b) If the Executive’s employment as CEO with the Company terminates at any time following December 31, 2007, for any reason, including Executive’s death, other than as a result of an Involuntary Termination or Retirement, including Approved Retirement (in which cases he shall be entitled to the benefits set forth above in Sections 7(i)(c) and 7(i)(d)), then the Executive shall only be entitled to receive the severance benefit described under section 7(i)(c) herein. However,

Executive may also still be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

10. Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay Executive any unpaid base salary due for periods prior to any termination of employment; (ii) the Company shall pay Executive all of his accrued and unused vacation, if any, through any termination of employment, as well as all earned but as-yet unpaid bonuses; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to any termination of employment. Executive acknowledges that as of the Effective Date, he does not have any accrued vacation as mandated by established Company policy. These payments shall be made promptly upon termination and within the period of time mandated by law.

11. Golden Parachute Excise Tax Gross-Up. In the event that the severance and other benefits provided for in this Amended Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence. Unless the Company and Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this Section shall be made in writing by the Company’s independent accountants (the “Auditors”). In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Auditors, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Auditors reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive. For purposes of making the calculations required by this Section, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and Executive shall furnish to the Auditors such information and documents as the Auditors may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Auditors may reasonably incur in connection with any calculations contemplated by this Section.

12. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7 or Section 9 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance will be paid or provided until the separation agreement and release agreement becomes effective.

(b) Nondisparagement. During the Employment Term and while the Executive is receiving the Base Salary or continued medical benefits under Section 7 or Section 9 (“Severance

Period”), Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company will instruct its officers and directors to not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Executive during the Employment Term and Severance Period. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict the Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(c) Other Requirements. Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms of the Company’s Confidential/Proprietary Information Agreement and the provisions of this Section 12.

13. Code Section 409A. To the extent required by Section 409A(a)(2)(B)(i) of the Code to avoid taxation of any severance payments hereunder under Section 409A of the Code, the payments to which Executive would otherwise be entitled during the first six months following the date of Employee’s separation from service with the Company shall be accumulated and paid as of the first payment date in the seventh month following the separation from service. Further, to the extent that interpretive guidance becomes available following the date of this Agreement which, if known at the time the parties entered into this Agreement would have caused them to amend the language of the Agreement so as to ensure that Executive would not be subject to any penalties imposed by Section 409A (including any penalties imposed by applicable state law), then the parties agree to cooperate to amend this Agreement in such manner.

14. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Amended Agreement and agree expressly to perform the Company’s obligations under this Amended Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Amended Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Amended Agreement by operation of law.

(b) Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Amended Agreement or any right or obligation under this Amended Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Amended Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15. Notices.

(a) General. Notices and all other communications contemplated by this Amended Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive as a result of a voluntary resignation, Involuntary Termination or Retirement shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Amended Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

16. Arbitration.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Amended Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Orange County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Amended Agreement or relating to any arbitration in which the parties are participants.

(c) Executive understands that nothing in this Section modifies Executive’s at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.

(d) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AMENDED AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

17. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Amended Agreement, nor shall any such payment be reduced by earnings that Executive may receive from any other source, except with respect to the suspension of any post-termination medical coverage while Executive or any Covered Persons has alternative coverage as described in Section 7(i)(c), 7(ii)(c) and Section 9.

(b) Waiver. No provision of this Amended Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Amended Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration. This Amended Agreement and any outstanding stock option agreements and restricted stock purchase agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Amended Agreement, including but not limited to the Offer Letter and any stock option agreement, restricted stock purchase agreement or severance agreement. Executive agrees and acknowledges that in the event of any conflict, redundancy or discrepancy between the terms and conditions of the Offer Letter, this Amended Agreement and any other agreement regarding the subject matter herein, the terms and conditions of this Amended Agreement shall govern.

(d) Choice of Law. The validity, interpretation, construction and performance of this Amended Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Amended Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Amended Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Amended Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Amended Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	EPICOR SOFTWARE CORPORATION

	By:	/s/ John D. Ireland
	Title:	Sr. Vice President and General Counsel

EXECUTIVE:	/s/ L. George Klaus
Signature

L. George Klaus
Printed Name